Amendment to Securities Purchase Agreement, Secured Debenture, Registration
Rights Agreement and Security Agreement

          This Amendment to Securities Purchase Agreement, Secured Debenture, Registration Rights Agreement and Security Agreement (“Amendment”) is entered into this 31st day of October 2008 by and among Fox Petroleum, Inc. a Nevada corporation, with headquarters located at 64 Knightsbridge, London, SW1X7JF (the “Company”), and Trafalgar Capital Specialized Investment Fund, Luxembourg (“Buyer”).

          WHEREAS, the Company and Buyer have executed a Securities Purchase Agreement through which the Buyer has purchased secured debentures (the “Secured Debentures”), which are convertible into shares of the Company’s common stock, par value $.0001 (the “Common Stock”) (as converted, the “Conversion Shares”); and

          WHEREAS, in connection with such Securities Purchase Agreement, the Company has also issued to Buyer various Warrants to purchase shares of the Common Stock of the Company; and

          WHEREAS, the Securities Purchase Agreement, the Debentures, the Registration Rights Agreement, the Escrow Agreement dated June 24, 2008, the Irrevocable Transfer Agent Instructions, the Pledge and Escrow Agreement and the Warrants, each as amended as the case may be, are collectively referred to herein as the “Agreements”; and

          WHEREAS the Company and Buyer have mutually agreed to the following amendments to the Agreements, which shall be incorporated into the Agreements as if the Agreements originally included such terms;

          NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual promises set forth herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Capitalized Terms not defined herein shall have the definitions set forth in the Agreements.

2.

The Purchase Price shall be increased to Three Million Five Hundred Thousand Dollars ($3,500,000), One Million Dollars ($1,000,000) of which shall be delivered to the Company on the date hereof. The Company shall enter into a “lock box” agreement covering revenue generated by the Company which shall be executed prior to November 21, 2008. Failure by the Company to execute such “lock box” agreement shall be deemed an Event of Default hereunder, under the New Debenture (as defined herein) and under the Agreements.

3.

The Warrant is amended such that it shall be exercisable for a total of two million (2,000,000) shares of Common Stock at an exercise price equal to one-tenth of one cent ($0.001) per share. The shares of Common Stock into which the Warrant is exercisable shall be considered Registrable Securities and shall be registered within thirty days of the date hereof, subject to compliance with Rule 415 as promulgated under the Securities Act of 1933, as amended, or any Rule 415 comments or restrictions placed by the Securities and Exchange Commission on the registration statement for the Registrable Securities. A replacement Warrant, in the form attached hereto as Exhibit A shall be executed by the Company on the date hereof which shall replace the original Warrant. At the Closing, Buyer shall deliver to the Company its originally executed original Warrant in order to be exchanged for the replacement Warrant, as contemplated by this Section 3.

4.

The Company additionally agrees to issue to the Buyer two million five hundred thousand (2,500,000) shares of Common Stock, which shall be considered Registrable Securities and which shall be registered within thirty days of the date hereof, subject to compliance with Rule 415 as promulgated under the Securities Act of 1933, as amended, or any Rule 415 comments or restrictions placed by the Securities and Exchange Commission on the registration statement for the Registrable Securities.

5.

The Secured Debenture shall be amended and extended such that the Secured Debenture shall be separated into two Secured Debentures, each of which shall be for a total principal amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000), as set forth in the Secured Debentures attached hereto as Exhibits B and C the executed versions of which shall replace the previously executed Secured Debenture.

6.

The Company shall also issue a new Secured Debenture in the principal amount of One Million Dollars ($1,000,000) (the “New Debenture”) issued effective October 31, 2008, which contains mandatory redemption provisions, as set forth in the Secured Debenture attached hereto as Exhibit D.

7.

The Company shall issue to the Buyer an additional Fifteen Million (15,000,000) shares of Common Stock, which shall serve as additional Pledged Property as defined in the Security Agreement. Failure to deliver the shares on or prior to November 14, 2008 shall be deemed an Event of Default hereunder, under the New Debenture (as defined herein) and under the Agreements. An amended Security Agreement shall be executed in the form attached hereto as Exhibit E.

8.	The Company’s use of the One Million Dollars received pursuant to the New Debenture shall require the prior written approval of the Buyer.

9.	The Buyer shall have the first right of refusal to provide additional funding to the Company.

10.	Upon the disbursement of the additional One Million Dollars relating to the purchase of the New Debenture, the Company shall pay to the Buyer one (1)

interest payment due on the each of the three Debentures on the date hereof, which shall be paid directly from the proceeds of the Closing.

11.	Within ten (10) business days of the date hereof, the Company shall enter into an exclusive investment banking agreement with Trafalgar Capital Advisors.

12.	The Buyer shall have received an opinion of counsel from counsel to the Company in a form satisfactory to the Buyer.

13.

The Company has agreed to pay a legal and documentation review fee to James G. Dodrill II, P.A. of Seven Thousand Five Hundred Dollars ($7,500), which shall be paid directly from the proceeds of the Closing.

14.	Failure by the Company to comply with any of the requirements herein shall be deemed to constitute an event of default under each of the three Secured Debentures and under the Agreements.

15.	All other terms of the Agreements remain unchanged.

16.

This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Amendment.

17.

This Amendment shall be governed by and construed and enforced in accordance with and governed by the laws of the State of Florida (without giving effect to any conflicts or choice of law provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction).

IN WITNESS WHEREOF, the parties have executed this Amendment to Securities Purchase Agreement as of the Date first set forth above.

Fox Petroleum, Inc.		Trafalgar Capital Specialized
Investment Fund, Luxembourg

		By:	Trafalgar Capital Sarl
		Its:	General Partner

By:	/s/ Richard Joseph Moore	By:	/s/ Andrew Garai
Name:	Mr. Richard Joseph Moore	Name:	Andrew Garai
Title:	CEO and Director	Title:	Chairman of the Board